Exhibit 99.1

Dr. Rodney S. Markin Joins Trovagene’s Board of Directors

SAN DIEGO, CA — February 19, 2014 — Trovagene, Inc. (NASDAQ:  TROV), a developer of cell-free molecular diagnostics, announced today that Dr. Rodney S. Markin has joined the Company’s Board of Directors. Dr. Markin is a hepatic pathologist by training, and is a leading authority in the field of laboratory automation.

“We are very pleased that Rod has joined our board of directors” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “His expertise in the fields of clinical pathology and laboratory automation will provide valuable insights, as we integrate our technology platform into clinical practice for the monitoring of cancer, based on cell-free DNA in urine”.

“I’m intrigued by Trovagene’s elegant solution for monitoring cancer patients by tracking oncogene mutations in the urine,” stated Dr. Markin. “I am happy to be joining the company’s Board, and playing a role in the advancement of this technology to improve the standard-of-care.”

Dr. Markin is currently Chief Technology Officer and Associate Vice Chancellor for Business Development at the University of Nebraska Medical Center and a Professor of Pathology and Microbiology; David T. Purtilo Distinguished Professor Pathology and Microbiology and Courtesy Professor of Surgery. Dr. Markin’s professional and academic research interests have focused on clinical laboratory automation, which include but are not limited to, robotics, information systems, medical utilization management and outcomes optimization. Dr. Markin received his Bachelor’s Degree in chemistry with a minor in mathematics and physics from Nebraska Wesleyan University in 1977; his Doctor of Philosophy (Ph.D.-biochemistry) from the University of Nebraska-Lincoln in 1980; and his Doctor of Medicine (M.D.) degree from the University of Nebraska Medical Center (Omaha) in 1983. Dr. Markin completed his residency in pathology and laboratory medicine at the University of Nebraska Medical Center. Dr. Markin is board certified in Anatomic and Clinical Pathology. He founded LAB-InterLink, a spin-out of the University of Nebraska Medical Center that provided products for hospital-based laboratory automation systems. He served as CEO of LAB-InterLink, and provided the early funding to grow the business, before it was sold to Cardinal Health. Dr. Markin is currently the Chairman of Transgenomic, a Director of the Board of the Children’s Hospital and Medical Center Foundation and on the board of Trustees of the Keck Graduate Institute.

In addition, Trovagene announced that Dr. Chris McGuigan has resigned from the Board of Trovagene to focus on other opportunities.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.

David Moskowitz

Investor Relations

+1 (202) 280-0888

dmoskowitz@trovagene.com

Amy Caterina

Investor Relations

+1 (858) 952-7593

acaterina@trovagene.com

www.trovagene.com